EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-48364, 333-38420, 333-31696, 333-93117, 333-92327, 333-11294,
333-88421,  333-39553,  333-106742 and  333-118776) of our report dated February
20, 2004 (with respect to Note 17, March 1, 2004, with respect to the reverse stock split, April 5, 2004, with respect to the disposal of the Medical Systems division on April 19, 2004 and reclassified from continuing to discontinued operations) on our audits of the consolidated financial statements of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the two-year period ended December 31, 2003, and related financial statement schedules included in the Annual Report on Form 10-K, as amended.

Eisner LLP

New York, New York
September 22, 2004